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                                                                   EXHIBIT 4.29



          THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.


                              GRUBB & ELLIS COMPANY

                              AMENDED AND RESTATED
                    10.65% SUBORDINATED PAYMENT-IN-KIND NOTE
                              DUE NOVEMBER 1, 2001

No. AP-1                                              Amended and Restated as of
$10,900,834.33                                                  November 1, 1994


          FOR VALUE RECEIVED, the undersigned, Grubb & Ellis Company, a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby promises to pay to THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (the "Holder"), or registered assigns, the principal sum of TEN MILLION, NINE HUNDRED THOUSAND, EIGHT HUNDRED AND THIRTY-FOUR DOLLARS AND THIRTY-THREE CENTS ($10,900,834.33) (subject to prepayments pursuant to the terms of the Agreement (as defined below)) on November 1, 2001, with interest (computed on the basis of a 360-day year -- 30-day month) on the unpaid balance thereof at the then applicable PIK Rate from November 1, 1994 (as defined below), payable semiannually on the first day of February and August in each year, commencing on February 1, 1995, until the principal hereof shall have become due and payable, provided that the unpaid balance of any principal and, to the extent permitted by law, interest which shall have become due and payable shall bear interest until paid at the greater of (i) 2% over the then applicable PIK Rate and
(ii) 2% over the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York City as its prime rate. For the purposes of this Note, the PIK Rate shall mean a per annum interest rate equal to (i) 10.65% until December 31, 1995 and (ii) 11.65% thereafter.

          Subject to the provisions of the Agreement (as defined below), the Company may, in its discretion, issue additional PIK Notes (as defined in the Agreement) in lieu of a cash payment of any or all of the interest due on this Note at any time prior to the retirement of all of the Company's Amended and Restated 9.90% Senior Notes due November 1, 1998 issued pursuant to the Agreement. Each issuance of additional PIK Notes in lieu of cash payments of interest on the PIK Notes shall be made pro rata with



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respect to the outstanding Notes prior to such issuance.  Any such additional
PIK Notes shall be governed by and subject to the Agreement (as defined below) and shall be subject to the same terms (including the rate of interest from time to time payable thereon) as this Note (except, as the case may be, with respect to the issuance date and aggregate principal amount).

          Payments of both principal and interest are to be made at the main office of Morgan Guaranty Trust Company of New York in New York City, or such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

          This Note is one of a series of PIK Notes (the "Notes") issued pursuant to a Senior Note, Subordinated Note and Revolving Credit Note Agreement dated as of November 2, 1992 (as amended from time to time, herein called the "Agreement") between the Company and The Prudential Insurance Company of America, and is subject thereto and entitled to the benefits thereof. As provided in the Agreement, this Note is subject to prepayment, in whole or in part, as specified in the Agreement. The Company agrees to make prepayments of principal on the dates and in the amounts specified in the Agreement.

          This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or his attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

          In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Agreement.

          The principal of and premium (if any) and interest on this Note is subordinate and junior, to the extent set forth in the Agreement, to "the Senior Debt" as defined in the Agreement.

          This Note is intended to be performed in the State of New York, and shall be construed and enforced in accordance with the law of such State.

          The Company agrees in accordance with the Agreement to pay, and save the holder hereof harmless against any liability for,


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any expenses arising in connection with the enforcement by the holder hereof of any of its rights under this Note or the Agreement.

          This Note amends and restates in its entirety those certain 10.65% Subordinated Payment-In-Kind Notes Due November 1, 1999 issued or to have been issued by the Company to the Holder, and is made in substitution and not in payment thereof. This Note is not intended as and shall not be deemed to constitute a novation.

                                          GRUBB & ELLIS COMPANY


                                          By:   /s/  Robert J. Hanlon, Jr.
                                              -----------------------------
                                              Name:  Robert J. Hanlon, Jr.
                                              Title: Senior Vice President and
                                                     Chief Financial Officer








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